Exhibit 4.12

Equity Interest Pledge Agreement, dated as of February 26, 2018 between PDN (China) International Culture Development Co., Ltd., Maoji (Michael) Wang and Anyong Wu.

Pledgee: PDN (China) International Culture Development Co., Ltd.

Address: Rm.1709/1710, Zhukong INT Center, Huaqiang Rd, Tianhe District, GZ City,Guangdong Province,China

Pledgor:

Share holder	Name	Nationality	National identification number	Domicile
1	Wang Maoji	Chinese	362421197203236814	No. 603, 5/F, West Jingshu Dongli, Xueqing Road, Haidian District, Beijing
2	Wu Anyong	Chinese	362421196805080031	No.8 Jizhou Rd. Dunhou Town Ji’An County Ji’An City Jiangxi Province

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Wang Maoji and Wu Anyong are hereinafter referred to collectively as the Pledgor.

Whereas:

1.	Jiangxi PDN Culture Media Co., Ltd (hereinafter referred to as the Target Company) is a limited liability company registered and validly existing in China under the Chinese law;

2.	The Pledgor is the shareholder of the Target Company and totally holds 100% equity interest. As of the date of execution hereof, The specific proportion of the equity interest held by Pledgor is as follows: Wang Maoji holds 90%, and Wu Anyong holds 10%; Pledgee, pledgor and target company collectively sign the <Exclusive Equity Interest Agreement>, <Intellectual Property License Agreement>, <Business Operation Agreement> and <Agreement on Exclusive Technical Support, Consultation and service>, etc. On November 16, 2017.

3.	In order to ensure that the Pledgee can charge the service expense under the <Agreement on Exclusive Technical Support, Consultation and service> from the Target Company owned by the Pledgor normally and ensure that the target company and/or pledgor fufill the performance of the < Exclusive Equity Interest Agreement>, < Intellectual Property Licensing Agreement> , the <Business Operation Agreement> and <Agreement on Exclusive Technical Support, Consultation and Service> , the Pledgor may provide guarantee for the Pledgor and the Target Company for the actual performance of all the obligations under the aforesaid agreements by pledging separately and jointly the Pledgor’s total equity interest held in the Target Company.

IN WITNESS WHEREOF, on the principles of equality and mutual benefits, the Parties reach the following agreement through friendly consultation:

1.	定义

The following terms shall be defined as follows, except otherwise specified herein:

	1.1	The term “the pledged equity interest”or “pledge” means all the contents listed in article 2 herein.

	1.2	The term “equity interest” means the 100% equity interest jointly and legally held by the Pledgor in the Target Company, and all the current and future rights and interests enjoyed on the basis of such equity interest.

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1.3	The term “various agreements” means the <Exclusive Equity Interest Agreement>, < Intellectual Property Licensing Agreement>, <Business Operation Agreement> and the <Agreement on Exclusive Technical Support, Consultation and Service> separately or jointly made and entered into by the Pledgee, the Pledgor and the Target Company on November 16, 2017 , including their amendments and renewed agreements from time to time.

1.4	The term “equity interest pledge period” means the period specified in Paragraph 3.1 herein.

1.5	The term “event of default” means any one of the circumstances listed in article 7 herein.

1.6	The term “default notice” means the notice that the Pledgee serves to announce an event of default pursuant to this Agreement.

2.	The formulation and the scope of guarantee of Pledge right

	2.1	The Pledgor pledges its total equity interest(hereinafter referred to as “the pledged equity right” or “pledge”) and the total shareholder’s power and right attached to the equity interest held in the Target Company to the Pledgee as the guarantee for the Pledgee’s rights and interests under various agreements.

	2.2	The scope of guarantee pledged by the pledgor with equity interest hereunder shall include all the obligations,responsibilities and debts that the Target Company and the Pledgor should perform under various agreements, including but not limited to all direct or indirect losses including legal cost,other expenses,costs and the losses,interests,liquidated damages,indemnification,the expenses for realization of pledge or creditor’s rights and all other payable expenses to the pledgee caused by target company due to its nonperformance of paying the payable service fees and other payable accounts hereof. If any or all of various agreements become invalid for any reason, the Target Company and the Pledgor shall bear liability for the Pledgee.

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2.3	Pledge hereof means the right reserved by the Pledgee for obtaining compensation firstly from the funds obtained from discounting, selling or selling off the pledged equity interest that the Pledgor pledges to the Pledgee.

2.4	The pledge hereof cannot be cancelled until the Pledgee’s written approval is obtained after the Target Company and the Pledgor have appropriately performed their all obligations and responsibilities hereof, except otherwise agreed by the Pledgee in writing after this Agreement becomes effective. If the Target Company or the Pledgor fails to completely perform its any or all obligations or responsibilities under various agreements when the term of the relevant agreement expires, the Pledgee shall reserve the pledge specified herein until the aforesaid relevant obligations and responsibilities are completely performed by a method reasonably satisfying the Pledgee.

3.	Effectiveness and Pledge Term

	3.1	This Agreement shall be established on the date when it is signed and sealed by the Parties,and the pledge is established when registered by the Administration for Industry and Commerce.The equity interest pledge is recorded in the shareholder register of the Target Company. The pledge shall be valid till all the obligations of the Pledgor and the Target Company under various agreements have been completely performed,or shall be valid till the pledgor agrees to terminate the pledge in writing.The termination of the pledge shall be recorded in the shareholder register of the Target Company and shall be registered the cancellation of pledge registration procedures.

	3.2	Upon the execution of this Agreement, the Pledgor shall,in no time,record the equity interest pledge in the shareholder register of the Target Company hereof and entrust such shareholder register to the Pledgee.The Pledgor shall make reasonable business efforts to assist the Pledgee in completing the formalities for registration of the equity interest pledge with the relevant Company’s registration authority and obtaining the equity interest pledge registration documents within 30 days or other periods agreed upon by Parties separately following the date of signature of this Agreement.

	3.3	During the equity interest pledge period, if the Pledgor and/or the Target Company fail(s) to perform any of its obligations under various agreements, the Pledgee is entitled to exercise the pledge pursuant to this Agreement after giving a reasonable notice.

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4.	Possession and Custody of Pledge Voucher

	4.1	The Pledgor shall, within thirty working days following the date of signature of this Agreement or other periods as unanimously agreed by the Parties, submit its equity interest contribution certificate (original) in the Target Company to the Pledgee for keeping, submit to the Pledgee the certification that the pledge has been properly registered in the register of shareholder, go through formalities for various examinations, approvals registration and filing required according to laws and regulations of China, and submit the equity interest pledge registration documents handled with the administration for industry and commerce concerning the pledge.

	4.2	Should the registered items be changed by law where there is any change to the registered items of the pledge, the Pledgee and the Pledgor shall, within five working days following the date of change of the registered items, make change of registration and submit relevant documents concerning the change of registration.

	4.3	During the equity interest pledge period, the Pledgor shall indicate the Target Company not to distribute any dividend and bonus nor take any profit distribution plan; should the Pledgor obtain economic interests of any other nature concerning the pledged equity interest, other than dividends, bonus or other profit distribution plans, the Pledgor shall, as requested by the Pledgee, indicate the Target Company to remit relevant funds (after realization) directly to the bank account designated by the Pledgee. Without the Pledgee’s prior written consent, the Pledgor shall not use these funds.

	4.4	During the equity interest pledge period, if the Pledgor subscribes the Target Company’s new registered capital or accepts the equity interest held by the Pledgor in the Target Company (new equity interest), the new equity interest shall automatically become the pledged equity interest under this Agreement, and the Pledgor shall, within ten working days after obtaining of the new equity interest, complete all the procedures required for setting pledge with the new equity interest. If the Pledgor fails to do so, the Pledgee shall have the right to realize pledge immediately according to the stipulations of article 8 herein.

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5.	Representations and Warranties of the Pledgor

When signing this Agreement, the Pledgor makes the following representations and warranties to the Pledgee and confirms that the Pledgee signs and performs this Agreement on the basis of these representations and warranties:

	5.1	The Pledgor has completed the obligation of total capital contribution relating to the pledged equity interest pursuant to the law, holds the pledged equity interest hereof legally and is entitled to provide pledge guarantee with the equity interest for the Pledgee.

	5.2	When the Pledgee exercise its rights or realizes pledge pursuant to this Agreement at any time during the equity interest pledge period, the Pledgee shall not be legally claimed or legally interfered by any other party.

	5.3	The Pledgee is entitled to exercise, dispose or transfer pledge according to the methods prescribed by laws and regulations and stipulated in this Agreement. The Pledgor shall coordinate the Pledgee unconditionally to exercise, dispose or transfer pledge.

	5.4	For signing this Agreement and performing its obligations hereof, the Pledgor has obtained all necessary authorizations from the Company and does not violate any statutory and regulatory provisions. The authorized signatory hereunder has obtained legitimate and effective authorizations.

	5.5	There is no other encumbrance or a third party’s security interest (including but not limited to pledge) of any form existing in the pledged equity interest held by the Pledgor.

	5.6	There is no civil, administrative or criminal litigation, administrative punishment arbitration or any other legal procedures concerning the equity interest which is now in progress or will occur. And there is no any potential civil,administrative or criminal litigation,arbitration or any other legal procedures concerning Pledgor and/or the pledged equity interest.In case any legal litigation,arbitration or other request may occur and cause adverse effect to the interests or the pledged equity interest of Pledgor or Pledgee hereof, the Pledgor shall,in writing in a quick and timely manner,guarantee to notify the Pledgee and take all necessary measures to ensure the pledged right and interest of the pledged equity interest to the Pledgee.

	5.7	There is no accrued tax and expense payable concerning the pledged equity interest and no uncompleted legal procedures and formalities which should be completed.

	5.8	All the clauses of this Agreement are the representation of the Pledgor’s true meaning and shall be binding upon the Pledgor.

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6.	Commitments of the Pledgor

	6.1	The Pledgor commits to the Pledgee, during the equity interest pledge period, the Pledgor shall:

		6.1.1	Without the Pledgee’s prior written consent, not transfer the equity interest, nor create or permit to create any pledge or any other encumbrance or a third party’s security interest in any form which may adversely affect the Pledgee’s rights and interests and , except otherwise transferring the equity interest to the Pledgee or the person designated by the Pledgee according to the Pledgee’s requirements;

		6.1.2	Without the Pledgee’s prior written consent, not supplement, change or amend the Target Company’s articles of association by any means, nor increase or reduce the Target Company’s registered capital, or change the structure of the Target Company’s registered capital by any other method;

		6.1.3	Without the Pledgee’s prior written consent, the Pledgor shall not sell, transfer, mortgage or dispose by any other means the rights and interests of its total or any pledged equity interest,any assets of the Target Company, business or incomes, nor permit to set any other security interest on the said items;

		6.1.4	Without the Pledgee’s prior written consent, the Target Company shall not have, succeed, promise or permit the existing of any debt, except (i) debts generated from normal or daily business process but not from borrowing; and (ii) debts having been disclosed to the Pledgee or having obtained the Pledgee’s written consent;

		6.1.5	Without the Pledgee’s written consent, the Target Company shall not merge or joint with any third party, nor acquire any third party or make investment to any third party;

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6.1.6	Without the Pledgee’s prior written consent, the Target Company shall not conclude a significant contract with a contract value exceeding RMB1,000,000, except contracts concluded during normal business process;

6.1.7	Without the Pledgee’s prior written consent, the Target Company shall not provide loans or credits for any individual;

6.1.8	The Target Company has conducted its all business during normal business process to maintain the value of its assets. The Target Company shall not conduct any action/omission which is enough to affect its operating conditions and the value of its assets;

6.1.9	In order to maintain the Target Company to reserve the ownership of its all assets, sign all necessary or appropriate documents, take all necessary or appropriate actions, and raise all necessary or appropriate accuses or make necessary and appropriate defense against all claims;

6.1.10	Without the Pledgee’s prior written consent, the Pledgor shall not distribute bonus of the Target Company;

6.1.11	Abide by and execute all relevant applicable laws and regulations; show the Pledgee the notices, instructions or proposals within five working days after receiving of such notices, instructions or proposals if any issued or formulated by relevant competent authorities concerning the pledge; meanwhile, follow these notices, instructions or proposals, or present objection opinions and statements on these notices, instructions or proposals according to the Pledgee’s reasonable requirements or upon the Pledgee’s consent;

6.1.12	Notify the Pledgee timely of the event or the notice received which may adversely affect the Pledgor’s equity interest or any right of the equity interest, and the event or the notice received which may change the Pledgor’s any obligation hereof or may adversely affect the Pledgor’s performance of its any obligation hereof; and take actions according to the Pledgee’s reasonable instructions.

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	6.1.13	The Pledgor acknowledges that the realization of the Pledgee’s pledge hereunder may affect the Pledgor’s right for claiming the Target Company for compensation, and the Pledgor hereby confirms to waive such right;

	6.1.14	Prior to assigning a director to the Target Company according to relevant stipulations of the articles of association, the Pledgor shall solicit the Pledgee’s opinions in advance. Without the Pledgee’s prior written consent, the Pledgor shall not make such appointment officially;

	6.1.15	The Pledgor agrees and warrants that the Pledgee has the right to appoint an accountant to audit or investigate the Target Company on a regular basis or at any time required; the Pledgor warrants that the Target Company will unconditionally execute the management opinions on the Company’s operation management and internal control given by the accountant after audit and investment.

6.2	The Pledgor agrees that the Pledgee’s rights to be exercised pursuant to this Agreement shall not be suspended or interfered by the Pledgor or the successor, transferee or any other person of the Pledgor.

6.3	The Pledgor warrants to the Pledgee, in order to protect or improve the guarantee hereof for the Pledgor and/or the Target Company’s obligations under various agreements, the Pledgor shall make necessary amendment (if applicable) to their respective articles of association and the Target Company’s articles of association; sign and urge other parties interested with the pledge to sign all the right certificates and agreements requested by the Pledgee; and/or perform and urge other parties interested with the pledge to perform the actions requested by the Pledgee; provide convenience for the Pledgee to exercise the pledge; sign all the change documents concerning relevant equity interest certificates with the Pledgee or any third party designated by the Pledgee; and within a reasonable period, provide the Pledgee with all relevant pledge documents that the Pledgee thinks necessary. The Pledgor ,according to the reasonable requirements of the Pledgee,guarantees to take all necessary steps and execute all necessary documents(including but not limited to the supplementary agreement hereof) to ensure the pledged right and interest of the pledged equity interest and the performance and realization of such rights to the Pledgee.

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6.4	The Pledgor warrants to the Pledgee, for the Pledgee’s benefits, the Pledgor shall abide by and perform all warranties, commitments, agreements and representations. If the Pledgor does not partially or wholly perform its warranties, commitments, agreements and representations, the Pledgor shall make compensation for all the losses caused to the Pledgee.

7.	Event of Default

	7.1	The occurrence of any one of the following events shall be deemed as an event of default:

		7.1.1	The Target Company, or its successor or transferee fails to pay any accounts payable on time and in full under various agreements; or the Pledgor, or its successor or transferee fails to perform its obligations under various agreements;

		7.1.2	The Pledgor makes any materially misleading or false representations, warranties or commitments under article 5 or article 6 herein, and/or violates any representations, warranties or commitments under article 5 or article 6 herein;

		7.1.3	The Pledgor violates any terms and conditions of this Agreement;

		7.1.4	The Pledgor waives the pledged property or transfers the pledged equity interest without the Pledgee’s written consent, except otherwise agreed in Paragraph 6.1.1 herein;

		7.1.5	The Pledgor is requested to repay or perform in advance its any loans, security, compensation, commitments or other repayment liability due to breach of contract, or is unable to repay or perform the said items matured, and the Pledgee with reasons thinks that the Pledgor’s capacity for performing its obligations hereunder is adversely affected, which may further adversely affect the Pledgee’s interests;

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	7.1.6	The Pledgor is unable to repay general debts or other debts, which may further adversely affect the Pledgee’s interests;

	7.1.7	<Exclusive Equity Interest Agreement>, the <Agreement on Exclusive Technical Support, Consultation and Service>,< Intellectual Property Licensing Agreement> and <Business Operation Agreement> or any Agreement hereof become null and void or non-performance due to the changing of the relevant law, issuance of the new law or any other reasons,and the Pledgee fails to make an alternative arrangement to realize the purposes hereof.

	7.1.8	Any government department’s consent, license, approval or authorization required for making this Agreement enforceable, legitimate or effective is withdrawn, terminated, invalid or materially revised;

	7.1.9	The Pledgee thinks that the Pledgor’s capacity for performing its obligations hereunder is adversely affected due to any adverse change to the property owned by the Pledgor;

	7.1.10	Due to the reason caused by the Pledgor, <Exclusive Equity Interest Agreement>, the <Agreement on Exclusive Technical Support, Consultation and Service>,< Intellectual Property Licensing Agreement> and <Business Operation Agreement> may directly or indirectly not be completely fulfilled as agreed upon.

	7.1.11	Other situations that the Pledgee is unable to exercise the right to dispose the pledge according to relevant statutory provisions.

7.2	If knowing or discovering the occurrence of any event listed in Paragraph 7.1 hereabove or the occurrence of any event which may result in the abovementioned events, the Pledgor shall serve a written notice to the Pledgee immediately.

7.3	The Pledgee may, at any time during or after the occurrence of any event of default by the Pledgor, serve a written notice of default to the Pledgor and demand the Pledgor to immediately pay the debts and other accounts payable under various agreements or to timely perform the <Agreement on Exclusive Technical Support, Consultation and Services>, < Exclusive Equity Interest Agreement>, < E-Terminal Provision and Services Agreement>, < Intellectual Property Licensing Agreement> and the <Business Operation Agreement>, except that the events of default listed in Paragraph 7.1 hereinabove are successfully solved which satisfies the Pledgee. If the Pledgor or the Target Company fails to correct its event of default or fails to take necessary remedial measures within ten days after such a written notice is served, the Pledgee shall have the right to exercise the pledge specified in article 8 herein.

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7.4	Provided that the Pledgor or the Target Company breaches the contract,the Pledgee may,at any time,dispose the pledged equity interest in accordance with the clause 8 hereunder,in addition,the Pledgor shall compensate all the losses suffered by the Pledgee herein.

7.5	The default provision stipulated herein may not affect the performance of other remedies under the prevailing effective laws and regulations in China.

8.	Exercising of Pledge

	8.1	During the equity interest pledge period, the Pledgor shall not transfer its pledged equity interest without the Pledgee’s written consent.

	8.2	When exercising the pledge, the Pledgee shall serve a notice of default to the Pledgor according to the stipulation of Paragraph 7.3 herein.

	8.3	Subject to the stipulation of Paragraph 7.3 herein, the Pledgee may exercise the pledge at any time after giving a notice of default according to the stipulation of Paragraph 7.3 herein.

	8.4	When realizing the pledge, the Pledgee is entitled to obtain compensation firstly from the funds obtained from discounting, selling or selling off any or all pledged equity interest, or transfer the pledged equity interest in other forms permitted by laws and regulations hereunder within the scope permitted by the current laws and according to legitimate procedures until the Pledgee’s all rights under various agreements are realized, including but not limited to payment of relevant service expense and other accounts payable, and purchasing and obtaining of relevant pledged equity interest as agreed. Provided that the payment made after the transfer of pledged equity interest hereunder may not be sufficient to compensate the Pledgee, the Pledgor shall continue to pay the Pledgee in order to ensure that the entitlement and all the losses of the Pledgee may be completely compensated.

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8.5	When the Pledgee exercises the pledge pursuant to this Agreement, the Pledgor shall not set any barrier but shall provide necessary assistance for the Pledgee in realizing its pledge. At the request of the Pledgee’s requirement, the Pledgor shall offer and execute the relevant documents required by the Pledgee, register and help the Pledgee apply for the approval of all governmental entities and / or make registration concerning the registration and transfer of the pledged equity interest.

8.6	In the effective duration of the pledge,the Pledgee is entitled to collect the revenue generated by pledged stocks in cash or in other form,including but not limited to dividends,stock dividends,bonus and the investment returns in other forms.

8.7	The Pledgee,in exercising the pledged right,may require to transfer one or two pledgors’ pledged equity interest in part or in whole part,by stages or simultaneously.Mr.Wang and Mr.Wu undertake the joint responsibility hereunder.

9.	Transfer and Cancellation of Pledge

	9.1	Without the Pledgee’s prior written consent, the Pledgor has not right to transfer or present its any rights and/or obligations hereunder to a third party.

	9.2	This Agreement shall be binding upon the Pledgor and its successor and shall be valid for the Pledgee ad its successor or transferee.

	9.3	The Pledgee may, at any time, transfer its any and all rights and obligations under various agreements to a third party designated by the Pledgee. In this case, the transferee shall reserve and undertake all the rights and obligations reserved and undertaken by the Pledgee under this Agreement. When the Pledgee transfers its rights and obligations under various agreements, the Pledgor shall sign relevant agreements and/or documents if required by the Pledgee.

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9.4	In case of change of the Pledgee caused due to transfer, the new pledge parties shall make and enter into a new pledge agreement and the Pledgor shall be responsible for going through all relevant formalities for registration.

9.5	If the guaranteed debt is fully repaid at any time during the valid duration of the pledge, and the Pledgor bears no obligation or liability under this Agreement, the Pledgee’s pledge under this Agreement shall be eliminated on the date when the guaranteed debt is fully repaid. In this case, if required by the Pledgor, the Pledgee shall sign and submit to the Pledgor the written documents for canceling the equity interest pledge hereunder, or assist the Pledgor in handling other formalities for canceling the equity interest pledge hereunder. Otherwise, the equity interest pledge hereunder shall not be cancelled without the Pledgee’s prior written consent.

10.	Handling Charge and other Expenses

	10.1	All relevant expenses and actual expenses in connection with the execution of this Agreement, including but not limited to legal cost, cost of production, stamp tax and any other tax and expense, shall be equally shared by the Pledgor and the Pledgee. The Pledgor shall make compensation to the Pledgee in full for the taxes having been paid by the Pledgee if the taxes should be paid by the Pledgee according to law.

	10.2	If the Pledgor fails to pay any tax or expense payable under this Agreement, or for any other reason, is recoursed by the Pledgee by any means or method, the Pledgor shall bear all the expenses arising therefrom (including but not limited to various taxes, handling charge, management expense, litigation cost and attorney fee for disposal of the pledge, and various insurance premiums).

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11.	Force Majeure

	11.1	If the execution of this Agreement is delayed or hindered due to any “force majeure event”, the party affected by the force majeure event may not undertake any liability hereunder for the execution delayed or hindered only. “Force majeure event” means any event which goes beyond the scope of one party’s reasonable control and is inevitable through reasonable attention by the affected party, including but not limited to government act, natural force, disaster, explosion, geographic variation, storm, flood, earthquake, tide, lightning or war. However, insufficient credit, capital or financing shall not be deemed as an event beyond the scope of one party’s reasonable control. The party affected by “force majeure event” and seeks for being exempted from its responsibilities under this Agreement or under any clause of this Agreement shall notify the other party of the exemption as soon as possible and the steps required for completing performance of the responsibilities.

	11.2	The party affected by force majeure may not undertake any liability hereunder arising therefrom. However, only as long as the affected party shall make all feasible efforts for performing this Agreement, can the affected part obtain exemption of the performance of such liability, limited to the performance delayed or hindered only. Once the reason for exemption of such liability is corrected or remedied, the Parties agree to make best efforts to recover the performance under this Agreement.

12.	Applicable Laws and Dispute Settlement

	12.1	The conclusion, validity, execution, interpretation and dispute settlement of this Agreement shall be governed and interpreted by laws of China.

	12.2	Where there is any dispute about the interpretation and execution of relevant clauses hereunder, the Parties shall settle the dispute in good faith through consultation. Where consultation fails, any party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration according to the current effective arbitration rules of the Commission. Arbitration shall be made in Beijing and in Chinese. The award of the arbitration shall be final and binding upon the Parties.

	12.3	In settling any dispute,the Parties shall continuously perform their respective obligations specified herein on the principle of good faith, except the matter under dispute.

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13.	Notice

Unless otherwise provided herein, all notices or other letters given by one party hereto for performing the rights and obligations hereunder shall be made in writing and shall be sent by personal delivery, registered mail, postage-prepaid mail, express delivery services,email or fax etc. accepted to the following address of one party or the Parties hereto.The date of service of notice shall be confirmed in the form as following:(1) the notice delivered by the specialist in person shall be deemed as effective service the same day;(2)the notice delivered by express shall be deemed as effective service the third(3)day after it has been sent by the qualified express companies;(3)the notice delivered by registered mail shall be deemed as effective service the third(3) day after the issuance of the receipt made by the post office;(4)the notice delivered by email or fax shall be deemed as effective service the first(1) day upon the delivery was made. Provided that any party shall notice to other parties in writing when changing address within the validity period herein.

Pledgee:PDN(China)International Culture Development Co.,Ltd.

Add:Rm.1709/1710,No.1,Huaqiang Rd, Tianhe District,GZ City, Guangdong Province,China

Pledgor:

Wang Maoji

Add:Rm603,5/F,Jingshu East Alley,Xueqing Rd West,Haidian District,Beijing City

Wu Anyong

Add:Rm607,609,No.29 Jingda Yangguang City,Qingyuan District,Ji’an City,Jiangxi Province

14.	Waiver

If the Pledgee does not exercise or delays to exercise its any right, remedial method, power or privilege under this Agreement, the Pledgee shall not be deemed as a waiver of such right, remedial method, power or privilege. If The Pledgee exercises any right, remedial method, power or privilege separately or partly, the Pledgee shall not be deemed as a waiver for exercising any other rights, remedial methods, powers or privileges. The rights, remedial methods, powers and privileges specified in this Agreement are accumulative and shall not eliminate the application of any rights, remedial methods, powers or privileges prescribed by law.

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15.	Miscellaneous

	15.1	Any amendment, supplementation or change to this Agreement shall be made in writing and shall become effective upon signature and seal of the Parties.

	15.2	The headlines given in this Agreement are provided for reading reference only and shall not affect the interpretation of any clause of this Agreement.

	15.3	The Parties hereby confirm that this Agreement is a fair and reasonable agreement concluded amongst the Parties on the basis of equality and mutual benefits. In case of any discrepancy between any clause of this Agreement and relevant laws, which makes the clause invalid or unenforceable, the clause shall be deemed invalid or unenforceable within the governing scope of relevant laws, and the validity of the other clauses of this Agreement shall not be affected.

	15.4	This Agreement is written in Chinese and shall be executed in quadruplicate originals.Each for one Party,and Target Company holds one copy.

(No text below)

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Pledgee: PDN(China)International Culture Development Co.,Ltd.

Authorized representative: ________________

Pledgor:

Wang Maoji	Wu Anyong

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